EMPLOYMENT AGREEMENT

B E T W E E N:

Tarpon Industries, Inc.

("the Company")

-        and -

Patrick Peplowski

 ("the Employee")



The Company has offered the Employee employment and the Employee has accepted this offer, subject to the following terms and conditions and in mutual consideration of the promises made between the parties in this Agreement.

1. TERM OF AGREEMENT

The Company shall employ the Employee as Executive Vice-President Sales & Marketing Tarpon Industries, Inc. The term of Employee's employment under this Agreement will begin on the date of this Agreement and shall continue for three
(3) years, unless terminated earlier pursuant to the termination provisions of this Agreement. The Employee and the Company agree that this Agreement may be renewed at the end of the fixed term upon terms that the parties will negotiate. The Company agrees to provide the Employee with sixty (60) days notice of the terms of renewal if a renewal is offered.

2. DUTIES AND RESPONSIBILITIES

The Employee is employed in the position of Executive Vice-President Sales & Marketing Tarpon Industries, Inc. The Employee will be an officer of Tarpon Industries. In this position, you will assume all responsibility for the Sales and Marketing efforts for the Company. In addition to the duties and responsibilities associated with the foregoing, the Employee shall perform such other duties and responsibilities as may be assigned by the Company. You will report to the President and COO.

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3. COMPENSATION AND BENEFITS

Salary

The Employee will receive an annual base salary of $170,000.00 Such salary will be payable semi-monthly in arrears, or at such other interval, not less frequently than monthly, as the Company will designate.

Benefits

The Employee will be provided with benefits as set forth in the standard Eugene Welding Company benefit plan to include employee health care (Blue Cross and Blue Shield of Michigan) and the standard employee benefits as outlined in the EWCO employee handbook. Benefits will either begin with the date of this agreement or Employee will be reimbursed for COBRA gap coverage. Participation in each benefit plan or program shall be subject to the general conditions and limitations of such plan or program.

Bonus/Profit Sharing/Stock Options

The Employee shall be entitled to participate in the Company's bonus plan, once established and approved by board of directors, and will be eligible to receive a performance based bonus (up to 20% of established base salary) based upon the achievement of Company profitability goals and agreed upon individual goals and objectives.

The Company will grant Employee an option to purchase 100,000 common shares of stock, to be vested in three equal amounts and periods over the next three (3) years. The stock option price will be the highest market price on day this agreement is executed.

Vacations

The Employee will be granted an annual paid vacation of four (4) weeks which shall be taken at times mutually convenient to the Company and the Employee. The Employee will not be compensated for unused vacation days during a calendar year and vacation days may not be carried over to subsequent years. If Employee leaves the Company during the first year, the Employee will not be entitled to any accrued, unpaid vacation.

Car Allowance

The Employee shall be provided with an automobile allowance of $500.00 per month. In addition, it is anticipated that the Employee will be a high-mileage user; therefore the Employee will be reimbursed for all business related mileage at the rate of $0.14/mile.

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Expenses

The Company agrees to reimburse the Employee for reasonable expenses incurred in connection with the carrying out of his duties. Such expenses must be documented on an expense form and must be approved by the President of the Company or their designee.

4. TERMINATION

The Employee may terminate this Agreement by providing the Company with 30 days written notice of his intention to terminate his employment.

The Company may terminate this Agreement at any time:

(a.) Without any notice or payment to the Employee in the event "cause" exists for such termination. "Cause" is defined as material breach by Employee of this Agreement, any material breach by Employee of his fiduciary duty to the Company, any material failure to perform his duties under this Agreement, gross neglect, abuse of office amounting to a breach of trust, fraud, any wilful violation of any law, rule or regulation (other than traffic violations and similar offences), or any act of dishonesty or theft by the Employee.

(b.) Without cause upon either Party providing written notice to each other to terminate this Agreement.

The following clauses govern compensation upon termination of employment of the Employee by the Employer without cause:

(c.) The Employer agrees to pay the Employee's base salary for a six (6) month time period, or for the time frame remaining in the term of the employment contract, whichever is shorter. The payment will be based on the annual salary the Employee is receiving at the time of his termination and will be paid to the employee in bi-monthly payments. The Employee agrees that the aforementioned payment, together with the benefits described in Paragraph 4. (d.), (e), and
(f), fully satisfy any and all claims, causes of action, and/or complaints that the Employee might have against the Company, its subsidiaries, affiliates and each of its respective officers, directors, employees, servants, agents and assigns, jointly and severally, regarding any other claim for severance pay or damages for wrongful dismissal.

(d.) A pro-rated payment with respect to bonus/profit sharing the Employee would have earned (if applicable based upon Company and Employee performance) to be calculated at the date of termination.

(e.) Benefit coverage for the six (6) month time period, or for the time frame remaining in the term of the employment contract, whichever is shorter, when the Employee is being paid his base salary (4.c.). Employee will be responsible for paying his portion of the insurance premium payments.

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(f.) The Company will reimburse the Employee for authorized, documented expenses incurred by the Employee while actively employed and if submitted within two weeks of the date of the termination. No expenses will be payable for any period following the last day the Employee was actively working for the Company.

5. RELOCATION PACKAGE

The Employer agrees to provide the Employee with a customary relocation package to relocate the Employee and his family to the Company's proposed new headquarters.

(a)  1-month salary at time of actual move for all incidental expenses.
(b)  Reimbursement  to  pick-up  and  deliver   possessions  to  new  residence.
     Temporary storage up to 90 days if necessary.
(c)  Interim living expenses.
(d)  Realty fees on home sale up to a maximum of 4%.
(e)  Closing costs on purchase of new home and up to 2 points.
(f)  Up to two family trips to search for new housing.
(g)  Total expense reimbursement to be capped at $75,000.

If Employee leaves within the first year of employment as calculated based on the date of the agreement, Employee agrees to reimburse Company for ALL relocation expenses.

6. LEGAL ADVICE

The Parties acknowledge that they have been advised to seek independent legal advice and that they were both provided with an opportunity to seek and obtain such advice prior to the execution of this Agreement.

The parties state that they have read the entire Agreement and understand its contents. The Employee acknowledges that he relied upon his own sources of information in signing this Agreement and did not rely on any assertions, promises or information from the Company other than the terms of this Agreement.

7.       ENTIRE AGREEMENT

This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter of this Agreement and all prior Agreements or understandings, oral or written, are merged in this Agreement and are of no force or effect. The Parties acknowledge that they are not relying upon any representations, express or implied, oral or written, (relating to any aspect of Employee's current or future employment or otherwise), except for those stated in this Agreement. Employee further acknowledges that his exclusive remedy against the Company for breach of this Agreement and/or wrongful termination of his employment is the collection of any compensation due him under the specific written terms of this Agreement.

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8.  GOVERNING LAW AND FORUM

This Agreement, its construction, and the determination of any rights, duties or remedies of the parties arising out of or relating to this Agreement, will be governed by, and interpreted in accordance with the laws of the State of Michigan, except for any provision of Michigan law which directs the application of other states' laws, and except that if any provision of this Agreement would be illegal, void, invalid, or unenforceable under such Michigan laws, then the laws of such other jurisdiction which would render such provisions valid and enforceable will govern so far as is necessary to sustain the validity and enforceability of the terms of this Agreement. Each party consents to be subject to personal jurisdiction of the Courts of Michigan, and any lawsuit or other court action or proceeding relating to, or arising out of this Agreement or Employee's employment with the Company will be instituted only in the state or federal court of proper jurisdiction in the State of Michigan and those courts will have exclusive jurisdiction over any case or controversy arising out of or relating to this Agreement.

     IN WITNESS WHEREOF, the Employer and Employee have duly executed this Agreement as of the date and year written.



TARPON INDUSTRIES, INC.



By:   /s/ Patrick J. Hook           Date:      10/25/07
    -------------------------             ------------------

    Its:    President & COO
         ----------------------



 /s/ Patrick Peplowski              Date:     10/20/07
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P. Peplowski, Employee